UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2024

Clearway Energy, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36002	46-1777204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Carnegie Center, Suite 300, Princeton, New Jersey 08540

(Address of principal executive offices, including zip code)

(609) 608-1525

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	CWEN.A	New York Stock Exchange
Class C Common Stock, par value $0.01	CWEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and Director

On April 30, 2024, Christopher S. Sotos informed Clearway Energy, Inc. (the “Company”) that, effective as of June 30, 2024 (the “Effective Date), he will move on from his position as President and Chief Executive Officer of the Company and resign from his role as a member of the Board of Directors (the “Board”) of the Company to pursue other opportunities. Mr. Sotos’ resignation from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Sotos’ departure, Mr. Sotos and the Company entered into a Separation Agreement and General Release on April 30, 2024 (the “Separation Agreement”), which governs the terms of his separation from the Company. Under the Separation Agreement, the Company will continue to provide Mr. Sotos with certain compensation and benefits described in his amended and restated employment agreement, dated as of September 23, 2021 (the “Sotos Employment Agreement”), until the Effective Date, including (i) Mr. Sotos’ current annual base salary, (ii) any bonus, incentive compensation, deferred compensation and other compensation earned or accrued by Mr. Sotos as of the Effective Date under the Company’s compensation and benefit plans, programs and arrangements, (iii) any accrued but unused vacation pay, expense reimbursements and other cash entitlements accrued by Mr. Sotos, in accordance with Company policy, as of the Effective Date and (iv) all benefits accrued by Mr. Sotos under the Company’s benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements.

In addition, under the Separation Agreement, Mr. Sotos will receive the following additional separation benefits (the “Separation Benefits”): (i) the waiver by the Company of the non-compete covenant contained in the Sotos Employment Agreement, (ii) his annual performance bonus in respect of the 2024 calendar year, adjusted on a pro rata basis based on the number of days Mr. Sotos is actually employed by the Company during 2024, which if earned (i.e., contingent on the satisfaction of applicable performance goals), will be paid to Mr. Sotos in a lump sum cash payment on or about the date on which annual bonuses are paid to the Company’s other executive officers (but in any event prior to March 15, 2025), and (iii) reimbursement of certain expenses incurred by Mr. Sotos in connection with the negotiation of the Separation Agreement, up to a maximum of $20,000.

The Separation Benefits are conditioned on Mr. Sotos complying with the Separation Agreement and executing (and not revoking with seven days after his execution) a general release of claims, pursuant to which Mr. Sotos would agree to release the Company, its affiliates and their officers, directors, agents, employees, representatives, successors and assigns from any and all claims and causes of action arising out of or relating to his employment with the Company, subject to certain excluded claims.

The Separation Agreement contains a non-disparagement provision and provides that the restrictive covenants set forth in the Sotos Employment Agreement, other than the non-compete covenant, will remain in effect with respect to Mr. Sotos.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Appointment of Chief Executive Officer and Director

In connection with Mr. Sotos’ departure, on April 30, 2024, the Board elected Craig Cornelius to serve as a member of the Board and appointed Mr. Cornelius to serve as the Chief Executive Officer of the Company, in each case effective as of the Effective Date.

Mr. Cornelius, age 44, currently serves as the Chief Executive Officer of the Company’s sponsor, Clearway Energy Group LLC (“CEG”). Prior to becoming the Chief Executive Officer of CEG at its formation through a spin-out of NRG Energy Inc.’s (“NRG”) clean energy businesses in 2018, Mr. Cornelius was President of NRG’s renewables division. In this capacity, he oversaw origination, development, engineering and construction, operations, and asset management across the company’s businesses in wind and solar power. He joined NRG in 2013 and initially led new business development for renewables, including the establishment of new market segments, acquisition of projects and direction of process improvement initiatives. Before joining NRG, Mr. Cornelius served for five years as a Principal and then a Managing Director in the solar investing practice at Hudson Clean Energy Partners. Previously, he was the Program Manager of the U.S. Department of Energy’s Solar Energy Technologies Program, where he led the creation of the $1.5 billion Solar America Initiative. He has also served terms at the U.S. National Aeronautics and Space Administration, the Thai Geoinformatics and Space Technology Development Agency and the U.S. National Academies of Science.

On April 30, 2024, the Company, CEG and Mr. Cornelius entered into an amended and restated employment agreement (the “Cornelius Employment Agreement”), pursuant to which Mr. Cornelius will continue to serve as the Chief Executive Officer of CEG and, beginning on the Effective Date, will also serve as the Chief Executive Officer of the Company.

The Cornelius Employment Agreement entitles Mr. Cornelius to an annual base salary, payable solely by CEG, of $500,000, which will be increased to $750,000 as of the Effective Date.

The Cornelius Employment Agreement provides that, beginning with the 2024 fiscal year, Mr. Cornelius will be eligible to receive an annual incentive bonus (the “Annual Bonus”) at a target amount equal to 175% of his then-current base salary (the “Target Annual Bonus”), with the actual Annual Bonus with respect to a fiscal year payable solely by CEG based on the level of achievement of annual performance objectives established for such fiscal year with respect to the Company; provided that such actual Annual Bonus may not exceed 300% of Mr. Cornelius’ base salary as in effect at the end of such fiscal year.

The Cornelius Employment Agreement provides that Mr. Cornelius is eligible to participate in the Clearway Energy, Inc. Amended and Restated 2013 Equity Incentive Plan (the “LTIP”), on such terms as are set forth in the LTIP. Mr. Cornelius’ annual long term incentive grant under the LTIP (the “Target LTIP Award”) will be 350% of his then-current annual base salary. The Target LTIP Award, one-third of which will be in the form of service-based restricted stock units and the remainder of which will be in the form of performance-based restricted stock units, will be issued to Mr. Cornelius on or as soon as practicable (and no later than thirty days) after the Effective Date.

In addition to the compensation and benefits described above, the Cornelius Employment Agreement provides that Mr. Cornelius will receive the following:

●	reimbursement by CEG for reasonable business expenses incurred by Mr. Cornelius in carrying out his duties and responsibilities as the Chief Executive Officer of the Company;

●	reimbursement by CEG for personal financial advisory and tax preparation services, or related legal advisory services, up to a maximum of $12,000 per year; and

●	payment by CEG of an amount equal to $40,000 in connection with the attorneys’ fees anticipated to be incurred by Mr. Cornelius in connection with the establishment of the terms of Mr. Cornelius’ transition to Chief Executive Officer of the Company, the negotiating of the Cornelius Employment Agreement and related matters.

If Mr. Cornelius’ employment is terminated as a result of his death or disability, Mr. Cornelius will be entitled to:

●	(i) all accrued but unpaid base salary through the date of termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with the Cornelius Employment Agreement and (iii) any benefits provided under CEG’s employee benefit plans upon a termination of employment (collectively, the “Accrued Obligations”);

●	any unpaid Annual Bonus for the prior fiscal year; and

●	an amount equal to the Target Annual Bonus for the year of termination, which amount will be prorated based on the number of days during the year that Mr. Cornelius was employed by CEG or the Company.

Mr. Cornelius will receive the following severance benefits if his employment is terminated by CEG without cause or if he terminates his employment for good reason, subject to Mr. Cornelius executing a release of claims:

●	the Accrued Obligations;

●	any unpaid Annual Bonus for the prior fiscal year;

●	an amount equal to his then-current base salary plus the Target Annual Bonus for the year of termination, which amount will be paid during the 12-month period after the date of termination in accordance with CEG’s regular payroll practices; and

●	reimbursement of COBRA premiums for 12 months after the date of termination, except that such coverage will be discontinued if Mr. Cornelius becomes eligible to receive any health benefits as a result of subsequent employment or service.

If Mr. Cornelius’ employment is terminated for cause or if he terminates his employment without good reason, he will be entitled only to the Accrued Obligations.

If an excise tax under section 4999 of the Internal Revenue Code would be triggered by any payments under the Cornelius Employment Agreement or otherwise, CEG will reduce such payments so that no amounts are subject to section 4999 of the Internal Revenue Code, provided that such payments will only be reduced to the extent that the after-tax value of amounts received by Mr. Cornelius after application of such reduction would exceed the after-tax value of the amounts received without application of such reduction.

The Cornelius Employment Agreement includes non-competition, non-disparagement and non-solicitation of employees and customers restrictions on Mr. Cornelius. The Cornelius Employment Agreement also includes a non-disclosure of confidential information provision and intellectual property restrictions.

The foregoing description of the Cornelius Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Cornelius Employment Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with Mr. Cornelius’ appointment, on April 30, 2024, Mr. Cornelius received from CEG a grant of 375,000 restricted shares of the Class C common stock of the Company, which will vest in three equal amounts, with one-third vesting on September 15, 2024 and one-third vesting on each of the next two anniversaries of such initial vesting date.

There are no arrangements or understandings between Mr. Cornelius and any other person pursuant to which Mr. Cornelius was elected to serve on the Board.

As of March 31, 2024, CEG owned approximately 54.91% of the combined voting power of the Company’s common stock. Information about the Company’s material related party transactions with CEG required to be disclosed pursuant to Item 404(a) of Regulation S-K can be found in, and is incorporated into this Item 5.02 by reference to, Note 15 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2024.

Item 7.01	Regulation FD Disclosure.

On April 30, 2024, the Company issued a press release announcing the departure of Mr. Sotos and the appointment of Mr. Cornelius as the Chief Executive Officer of the Company and a member of the Board. In the press release, the Company also re-affirmed the 2024 full year CAFD guidance communicated in its earnings release issued on November 2, 2023 and re-affirmed in its earnings release issued on February 22, 2024. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01, including Exhibit 99.1, are deemed to be “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated as of April 30, 2024, by and between Clearway Energy, Inc. and Christopher Sotos
10.2	Amended and Restated Employment Agreement, dated as of April 30, 2024, by and between Clearway Energy Group LLC, Clearway Energy, Inc., GIP III Zephyr Management Partners, L.P., GIP III Zephyr Midco Holdings, L.P. and Craig Cornelius
99.1	Press Release, dated April 30, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearway Energy, Inc.

By:	/s/ Kevin P. Malcarney
Kevin P. Malcarney
General Counsel and Corporate Secretary

Date: April 30, 2024